Exhibit 99.1

Telesis Bio Inc. announces strategic focus on game-changing Gibson SOLA enzymatic DNA synthesis (EDS) platform and BioXp mRNA solutions and announces new leadership

SAN DIEGO, April 18, 2024 (GLOBE NEWSWIRE) -- Telesis Bio Inc. (NASDAQ: TBIO), a leader in automated benchtop DNA and mRNA synthesis solutions, today announced a focus in strategy enabled by the commercial availability of its groundbreaking Gibson SOLA platform. Going forward, the company will increasingly concentrate its efforts on expanding the adoption of Gibson SOLA for both DNA and mRNA high throughput drug discovery applications and will specifically target the BioXp automation platform on mRNA synthesis, where the Company believes it has a highly differentiated offering with significant advantages over existing solutions.

The Company believes that its Gibson SOLA platform, an industry leading EDS solution, is easily integrated onto many third-party automation platforms as well as the Company’s own BioXp system, and enables the synthesis of high-fidelity synthetic oligonucleotides, genes, and transfection-ready mRNA at a wide range of scales as quickly as overnight. This accelerated synthesis capability allows researchers to identify, screen and optimize complex constructs in as little as 2 days with more consistent and reliable results and much greater control.

“We believe our advances in enzymatic synthesis will ultimately accelerate the current drug discovery paradigm by creating mRNA-based vaccine and therapeutic candidates in days rather than weeks or months,” said Dan Gibson, PhD, Co-Founder of Telesis Bio. Gibson continued “we believe our collaborations continue to validate the technology’s potential to rapidly identify new vaccine and therapeutic candidates and provide both substantial technical and commercial validation of the Gibson SOLA approach, and the potential for significant future development and commercial milestone payments.”

To solidify its position as a leader in on-demand synthesis of DNA and mRNA, Telesis Bio has implemented the following actions:

1. Increased commercial focus on the Gibson SOLA platform. In support of this initiative the Company has secured a co-development and marketing agreement with one of the industry’s leading automation providers and anticipates entering into additional similar agreements in the future. Gibson SOLA can deliver on-demand DNA and mRNA in 1 – 2 days, enabling high throughput production at near 100% fidelity in unprecedented time.

2. Focused the BioXp system on mRNA synthesis workflows. The Company’s BioXp system and mRNA synthesis kits provide a best-in-class, and highly differentiated solution for the rapid benchtop synthesis of high quality, transfection-ready mRNA in 7 days, enabling our customers to continue their discovery within days as opposed to weeks.

3. Expanded the BioXp selling channel to broaden reach and provide easier access to its advanced benchtop synthesis technology. The Company has recently expanded its commercial channel to offer BioXp 3250 and 9600 benchtop synthesis solutions through a non-exclusive distribution agreement with Avantor, a leading supplier of life sciences instrumentation and reagents.

4. Restructured operations that resulted in incremental cost savings. As a result of this restructuring, and consistent with the company’s more focused commercial efforts, operating expenses exclusive of goodwill impairment were reduced significantly from $14.3 million in the fourth quarter of 2022 to $10.8 million in fourth quarter of 2023 resulting in additional annualized cost savings, extending its cash runway and providing the company with time to focus on raising additional capital to support operations as it seeks to achieve cashflow breakeven.

The company also announced today that Todd R. Nelson Ph.D., Founder and CEO of Telesis Bio, who led the Company through a period of transformative growth for the past 5 plus years, will no longer be the Company’s CEO and will transition to a board-only role. Effective immediately, Eric Esser, President and COO of Telesis Bio, will assume the role of the company’s CEO and will join the company’s board of directors.

The company’s Chairman, Dr. Frank Witney stated “we want to thank Todd for his entrepreneurial vision and strategy, commitment to excellence and executive leadership since the company’s inception in 2019.” Dr. Witney continued “Eric is a proven leader and the right person to lead Telesis Bio in its next chapter, and, having successfully run Telesis Bio operations for the past two years, he brings a deep understanding of our customers, operations, and people, and will hit the ground running.”

“I’m thrilled to step into the CEO role and honored to lead this talented team as we focus on realizing the potential of Gibson SOLA EDS and BioXp mRNA synthesis solutions to transform our customer’s discovery workflows and manage operations to increase shareholder value.” said Esser.

About Telesis Bio

Telesis Bio is empowering scientists with the ability to create novel, synthetic biology-enabled solutions for many of humanity’s greatest challenges. As inventors of the industry-standard Gibson Assembly® method and the first commercial automated benchtop DNA and mRNA synthesis system, Telesis Bio is enabling rapid, accurate and reproducible writing of DNA and mRNA for numerous downstream markets. The award-winning BioXp® systems consolidate, automate, and optimize the entire synthesis, cloning and amplification workflow. Scientists around the world are using the technology in their own laboratories to accelerate the design-build-test paradigm for novel, high-value products for precision medicine, biologics drug discovery, vaccine and therapeutic development, genome editing, and cell and gene therapy. Telesis Bio is a public company based in San Diego. For more information, visit www.telesisbio.com and Linkedin.

Telesis Bio, the Telesis Bio logo, Gibson Assembly, and BioXp are trademarks of Telesis Bio Inc.

Forward-Looking Statements

This press release contains forward-looking statements. All statements other than statements of historical facts contained herein are forward-looking statements reflecting the current beliefs and expectations of management made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These statements include statements and guidance regarding Telesis Bio’s future financial performance as well as statements regarding the future release and success of new and existing products and services. Such statements are based on current assumptions that involve risks and uncertainties that could cause actual outcomes and results to differ materially. These risks and uncertainties, many of which are beyond our control, include risks described in the section entitled Risk Factors and elsewhere in our Annual Report on Form 10-K, which was filed with the Securities and Exchange Commission on March 29, 2024. These forward-looking statements speak only as of the date hereof and should not be unduly relied upon. Telesis Bio disclaims any obligation to update these forward-looking statements.

Contact:

William J. Kullback

Chief Financial Officer

bill.kullback@telesisbio.com